Verde Bio Holdings Broadens Investment Focus into Alternative and Renewable Energy Sectors; Agrees to Acquire Two Biodiesel Production Facilities

FRISCO, Tex., Dec. 16, 2021 –Verde Bio Holdings, Inc. (OTCQB: VBHI) (www.verdebh.com) announced today a significant expansion of its business strategy, broadening its investments and acquisition focus across the new energy economy, including renewable energy, natural resources, and the energy infrastructure market, along with the entering into an agreement to acquire two operational biodiesel plants.

“While oil and gas remain Verde’s foundation and key part of the Company’s asset base and cashflow, Verde is expanding its focus on alternative energy investments and investments in present and future changes in the energy markets,” said Scott Cox, Founder and CEO.

Under this new strategy, Verde Bio Holdings is pleased to announce the execution of a letter of intent to acquire two existing and operational Biodiesel plants located in Fort Myers, Florida, and Wilson, North Carolina, which together which will add an estimated $27 million in assets to VBHI.

•Fort Myers, FL: Acquisition price $4,000,000 (appraised value $11,600,000).

Currently, the plant can produce up to five million gallons per year of biodiesel made from soybeans.

•Wilson, NC: Acquisition price $3,000,000 (appraised value of $16,600,000).

The plant can produce five million gallons per year of biodiesel. Verde intends to invest capital into the plant to up production to six million gallons per year and to also take advantage of biproducts of biodiesel production including methanol and glycerin.

The biodiesel ventures will operate as a wholly owned subsidiary of Verde Bio Holdings. Verde expects that the plants will be in production and revenue producing within 60-90 days following the closing of the acquisitions. Verde will make the needed capital investments for the facilities to ramp-up biodiesel fuel production.  The facilities will also generate revenue through the production and sale of biodiesel biproducts such as methanol and glycerin.

To help facilitate and finance the acquisition, Verde is pleased to announce that it has entered into a preferred financing agreement with GHS Investments, LLC in the amount of $1,000,000. Pursuant to the financing, GHS shall have the right to acquire up to $1,000,000 of shares of Verde’s newly designated Series C Preferred Shares.  The proceeds of the financing will be used for the cash portion of the acquisitions as well as other acquisitions in the energy sector.  “Under the terms of the agreement, the first draw will be for $500,000, and Verde has the right to go back for more funding if other opportunities arise that fit  our new business strategy,” Mr. Cox said.

As part of the change in strategy, in the coming months, Verde will seek to expand management and its Board of Directors and execute a name and ticker change to better reflect the Company’s focus, as well as to explore a potential uplist to a major Stock Exchange.

Mr. Cox said that “transforming the Company to take a meaningful position in the new energy economy will allow it to deliver impactful positives for shareholders, our communities, and our planet. The biodiesel acquisitions more than triples our assets and once producing will increase our cash flow significantly while diversifying our revenue streams so that Verde is not solely exposed to the volatility of oil and gas.”

About Verde Bio Holdings, Inc. Verde Bio Holdings, Inc. (OTC: VBHI) is a growing U.S. Energy Company based in Frisco, Texas, engaged in the acquisition and management of Mineral and Royalty interests in lower risk, onshore oil and gas properties within the major oil and gas plays in the U.S. The Company’s dual-focused growth strategy relies primarily on leveraging management’s expertise to grow through the strategic acquisition of revenue producing royalty interest and strategic and opportunistic non-operated working interests.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2019 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:

Paul Knopick E & E Communications

pknopick@eandecommunications.com

940.262.3584